Exhibit 3.2
Number 475616
Certificate of Incorporation
I hereby certify that
WILLIS GROUP HOLDINGS PUBLIC LIMITED COMPANY
is this day incorporated under
the Companies Acts 1963 to 2009,
and that the company is limited.
Given under my hand at Dublin, this
Thursday, the 24th day of September, 2009

for Registrar of Companies